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                                                                    Exhibit 21.1

                         SUBSIDIARIES OF THE REGISTRANT


 ON Technology U.K. Limited, a corporation organized under the laws of England Wilma 96 Vermogensverwaltungs, a German GmbH (a)
 ON Technology Geschaftsuhrungs GmbH, a German GmbH (a)
 ON Technology Europe GmbH, a German GmbH
 ON Technology Schweiz GmbH, a Swiss GmbH
 ON Technology France SRL, a corporation organized under the laws of France
 ON Technology Securities Corporation, a corporation organized under the laws of Massachusetts

        (a) - these subsidiaries, in turn, own 100% of ON Technology Europe GmbH

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